Exhibit 10.40

                        Amendment to Employment Agreement

      The employment agreement, dated as of June 14, 1999, by and between priceline.com Incorporated and Daniel H. Schulman, shall be amended by replacing paragraph 4(c)(i) in its entirety with the following:

      "(c) Equity. (i) Options.

      On June 14, 1999, Executive was granted stock options (the "Original Stock Options") under the priceline.com Incorporated 1999 Omnibus Plan to purchase three million (3,000,000) shares of the Company's common stock (the "Common Stock"). Subsequent thereto, Executive was granted additional stock options (the "Additional Options" and, together with the Original Stock Options, the "Option") pursuant to the terms of Stock Option Awards (the "Stock Option Awards"), dated February 24, 2000, May 11, 2000 and August 9, 2000, by and between the Company and Executive. Each separate grant of options on June 14, February 24, May 11 and August 9 is referred to herein as a "Separate Option Grant." The Original Options shall terminate on the tenth (10) anniversary of the date of grant or, if earlier, eighteen (18) months after a termination of Executive's employment with the Company. The exercise price with respect to each share of Common Stock subject to the Original Options is $76.875. The Original Options will become exercisable as to one sixth (1/6) of the Original Options upon the Commencement Date, as to one sixth (1/6) of the Original Options on December 31, 1999, as to one-third (1/3) of the Original Options on December 31, 2000 and as to the final one-third (1/3) of the Original Options on December 31, 2001, provided that Executive is employed by the Company on such vesting date. The Additional Options shall have the terms set forth in the Stock Option Awards.

      Vesting and exercisability shall be accelerated as follows: (i) upon a Termination without Cause or a Termination for Good Reason, each Separate Option Grant will immediately vest and become exercisable (to the extent not then vested) as follows: 66.66% of the shares, if the termination takes place prior to the first anniversary of the Commencement Date; 83.33% of the shares, if the termination takes place on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date; and 100% of the shares, if the termination takes place thereafter; or (ii) upon death or Termination for a Disability, each Separate Option Grant will immediately vest as to 50% of Executive's then unvested shares; and (iii) in the event of a Change in Control, each Separate Option Grant will vest and become exercisable (to the extent not then vested): 66.66% of shares, if the Change in Control takes place prior to the first anniversary of the Commencement Date; 83.33% of the shares, if the Change in Control takes place on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date; and 100% of the shares, if the Change in Control takes place thereafter; provided that the remaining unvested shares shall vest and become exercisable (to the extent not otherwise vested and exercisable prior thereto by the other terms hereof) six (6) months after the Change in Control, if the Executive is then employed by the Company or, if earlier, upon a Termination without Cause, Termination for Good Reason, death, Termination for Disability or the Option not being continued or assumed upon the Change in Control."

      IN WITNESS WHEREOF, the parties hereto have duly executed this amendment as of August 21, 2000.

                                        PRICELINE.COM INCORPORATED


                                        ----------------------------
                                        By: Rick Braddock
                                        Title: Chairman

                                        DANIEL H. SCHULMAN


                                        ----------------------------